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                                                                     Exhibit (j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 13 to the Registration Statement of The Valiant Fund on Form N-1A (File No. 33-59840) of our report dated October 5, 2001 relating to the financial statements and financial highlights appearing in the August 31, 2001 Annual Report to the Shareholders of the U.S. Treasury Money Market Portfolio, U.S. Treasury Income Portfolio, General Money Market Portfolio, and Tax-Exempt Money Market Portfolio (separate portfolios constituting The Valiant Fund) at August 31, 2001, which are also incorporated by reference into the Registration Statement. We also consent to the references to our Firm under the captions "Financial Highlights" in the Prospectuses and "Financial Statements" and "Independent Accountants" in the Statement of Additional Information.

Columbus, Ohio
December 28, 2001